Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of February 11, 2025 (the “Effective Date”), is entered into by and between TruBridge, Inc., a Delaware corporation (the “Company”), on the one hand, and Pinetree Capital Ltd. (“Pinetree Capital”) and L6 Holdings Inc. (together with Pinetree Capital and each of their Affiliates, “Pinetree”), on the other hand. The Company and Pinetree are together referred to herein as the “Parties,” and each of the Company and Pinetree, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 hereof.

WHEREAS, as of the Effective Date, Pinetree beneficially owns an aggregate of 2,244,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company and Pinetree desire to enter into this Agreement regarding compositional changes to the board of directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition and Other Company Matters.

(a) New Directors.

(i) As soon as reasonably practicable following the Effective Date, and in no event later than two (2) business days after the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to: (A) increase the size of the Board from seven (7) to nine (9) directors, and (B) appoint (x) Andris Upitis (the “First New Director”) to serve as a Class II director, who shall fill one (1) of the newly created vacancies resulting from the increase in the size of the Board, and (y) Jerry Canada (the “Second New Director” and, together with the First New Director, the “New Directors”) to serve as a Class II director, who shall fill the other newly created vacancy resulting from the increase in the size of the Board.

(ii) The Board, and all applicable committees of the Board, shall take all necessary actions to nominate each New Director as a candidate for election to the Board as a Class II director at the Company’s 2025 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2025 Annual Meeting”). The Company shall recommend, support and solicit proxies for the election of each New Director at the 2025 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(iii) Prior to the appointment of each New Director, the Board has determined that each New Director is an “Independent Director,” as defined in the listing rules of the NASDAQ Stock Market LLC (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, and as a condition to the appointment of each New Director to the Board, each New Director has (A) provided (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), and (B) participated in customary procedures for new director candidates, including an appropriate background check, comparable to those undergone by other non-management directors of the Company and an interview with the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).

(iv) If the First New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director, in each case, due to death or disability prior to the Termination Date (as defined below), and at such time representatives of Mr. Upitis inform the Company that Mr Upitis’ Affiliate, Ocho Investments LLC, then beneficially owns Common Stock exceeding 597,003 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Pinetree and the Company shall mutually consent to a substitute First New Director, who, prior and as a condition precedent to the appointment of such substitute First New Director, shall have been deemed reasonably acceptable by the Nominating and Corporate Governance Committee (it being understood that the Nominating and Corporate Governance Committee shall consult with and receive feedback from Ocho Investments LLC regarding such substitute First New Director and such consultation and feedback shall inform the Nominating and Corporate Governance Committee’s decision to deem or not deem such substitute First New Director reasonably acceptable to the Nominating and Corporate Governance Committee), and subject to such acceptance, the Company shall appoint, as promptly as practicable, such person as a director, whereupon such person shall be deemed to be the First New Director for all purposes of this Agreement.

(b) Committees. Concurrently with the appointment of the New Directors to the Board, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint (i) the First New Director to the Nominating and Corporate Governance Committee and (ii) the Second New Director to the Compensation Committee of the Board. The New Directors shall not be removed from such committees until at least the Termination Date. Without limiting the foregoing, the New Directors shall be given the same consideration for membership to any other committees of the Board as any other independent director with similar relevant expertise and qualifications.

(c) Board Policies and Procedures. Each Party acknowledges that each New Director, upon his appointment to the Board and for so long as he is a member of the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Resignation Policy, Insider Trading Policy and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of the NASDAQ Stock Market LLC (including, without limitation, its independence standards), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon his appointment to the Board and for so long as he is a member of the Board, each New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(d) Board Refreshment. Consistent with the Current Report on Form 8-K filed by the Company on November 7, 2024, the Company hereby affirms that David A. Dye will not be nominated for re-election at the end of his current term as a director of the Board, which expires at the Company’s 2026 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2026 Annual Meeting”), and, consistent with the Company’s disclosure obligations pursuant to applicable law, such affirmation will be included in the Company’s definitive proxy statement to be filed with the SEC in connection with the 2025 Annual Meeting. If the Board determines, in its sole discretion, that it is advisable to nominate a director for election to fill the vacancy created by Mr. Dye’s departure, then the Board shall provide Pinetree a reasonable opportunity to review and provide feedback on the candidates who the Board evaluates for such nomination and shall consider in good faith any such feedback of Pinetree; provided, however, that any candidate chosen by the Board to be nominated for election to fill the vacancy created by Mr. Dye’s departure shall be chosen in the Board’s sole discretion.

2. Corporate Governance.

(a) Declassification of the Board.

(i) The Company, the Board and all applicable committees of the Board shall take all necessary actions to declassify the Board, including, without limitation, (x) accepting conditional resignations of certain members of the Board (other than the New Directors), as applicable, and (y) submitting to a vote of the Company’s stockholders an appropriate binding proposal (the “Declassification Proposal”) at the 2025 Annual Meeting, such that, if the Declassification Proposal is approved by stockholders at the 2025 Annual Meeting, (A) the directors elected at the 2025 Annual Meeting would be elected with a term expiring at the 2026 Annual Meeting and (B) all directors (including those elected in 2024) will be elected for one-year terms beginning at the 2026 Annual Meeting.

(ii) The Board will recommend that the Company’s stockholders vote, and will solicit proxies, in favor of the Declassification Proposal at the 2025 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other proposals at the 2025 Annual Meeting, and the Company will use its reasonable best efforts to have all directors and executive officers of the Company vote all shares beneficially owned by them and over which they have voting control in favor of the Declassification Proposal; provided, however, that Pinetree acknowledges the Company cannot and does not ensure, warrant or guarantee that any director or executive officer of the Company will vote any share or shares beneficially owned by him and over which he has voting control in favor of the Declassification Proposal. Promptly following the approval of the Declassification Proposal, the Company shall file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware implementing the Declassification Proposal.

(b) Stockholder Rights Agreement. The Company agrees that, within one (1) business day after the Effective Date, the Company shall take all necessary actions to amend, and shall direct Computershare Trust Company, N.A. (“Computershare”) to approve, with such obligation of Computershare to approve being qualified by the terms described in that certain Rights Agreement, dated as of March 26, 2024, by and between the Company and Computershare, as amended April 22, 2024 (the “Rights Agreement”), an amendment to the Rights Agreement, such that the Final Expiration Date (as defined in the Rights Agreement) shall be accelerated to the next immediate business day following the Effective Date, and that such amendment be made effective in accordance with the terms of the Rights Agreement. If, during the Standstill Period (as defined below), a new stockholder rights agreement or similar provision setting forth ownership limitation(s) is adopted by the Board, the new plan shall not (i) require Pinetree to divest any shares or (ii) prevent Pinetree from further acquiring any Voting Securities, provided, that Pinetree does not exceed the ownership limitation agreed to in Section 6(a)(i) of this Agreement.

(c) Engagement and Cooperation.

(i) During the Standstill Period, the Company agrees that, upon written request by Pinetree, the Company’s Chief Executive Officer and Chief Financial Officer shall meet with Pinetree to conduct Quarterly Discussions with respect solely to publicly available information; provided, however, that any such Quarterly Discussions shall only take place once per quarter. The Company shall, in good faith, review and consider input from Pinetree with respect to the matters discussed between the Parties during the Quarterly Discussions.

(ii) In addition to the Quarterly Discussions, the Parties agree to participate in a discussion regarding the Company’s financial results, business, strategy and operations following the Company’s issuance of its year-end financial results for the fiscal year ended December 31, 2024; provided, however, that prior to such discussion, the Parties shall have entered into a mutually agreeable confidentiality agreement to facilitate the discussion. The Company shall, in good faith, review and consider input from Pinetree with respect to the matters and data discussed between the Parties during such discussion.

3. Voting. From the Effective Date until the Termination Date (the “Standstill Period”), Pinetree agrees that it will, or will cause its Representative to, appear in person or by proxy at each annual or special meeting of stockholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location, virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it which Pinetree has the right to vote (or to direct the vote of) as of the applicable record date in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of any director and (b) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, Pinetree shall not divest any Voting Securities beneficially owned by it or which Pinetree has the right to vote (or to direct the vote of) prior to such record date for the purposes, or having the effect, of avoiding, directly or indirectly, Pinetree’s obligations and agreements pursuant to this Section 3 or Section 6 hereof (for the avoidance of doubt, a sale of Common Stock without any repurchase or similar right to retain the economic value thereof shall not be deemed to be a violation of this proviso); provided, further, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. LLC (“Glass Lewis”) (including, without limitation, any successor thereto) issues a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to stockholders at a stockholder meeting (other than with respect to the election, removal or replacement of directors, the Company’s “say-on-pay” proposal, the authorization of shares or the issuance of equity in connection with employee compensation), Pinetree shall be permitted to vote in accordance with ISS’s and/or Glass Lewis’s recommendation; provided, further, that Pinetree shall be permitted to vote in its sole discretion on any proposal of the Company in respect of (x) any Extraordinary Transaction and (y) the ratification or approval of any stockholder rights plan.

4. Mutual Non-Disparagement.

(a) During the Standstill Period, Pinetree agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates or any of the Company’s directors, officers or employees (solely in connection with their service in such capacities), or Associates or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates.

(b) During the Standstill Period, the Company agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of Pinetree or its Affiliates or any of Pinetree’s directors, officers or employees, or Associates or is otherwise critical, negative towards or derogatory of Pinetree or its Affiliates, or any of Pinetree’s directors, officers or employees (solely in connection with their service in such capacities), or Associates.

(c) Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any factual statement or disclosure required under U.S., Canadian and other applicable securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or U.S. and Canadian stock exchange regulations.

(d) The limitations set forth in Sections 4(a) or (b) hereof, as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) or (b) hereof, as applicable, if such statement by the other Party was made in breach of this Agreement.

5. No Litigation. During the Standstill Period, each Party covenants and agrees solely for and on behalf of itself that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, threaten, initiate, encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to Pinetree, commencing, encouraging or supporting any derivative or similar action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to Pinetree, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement) (solely in connection with their service in such capacities), and (b) with respect to the Company, Pinetree or any of its Representatives (solely in the context of their representation of Pinetree in connection with the subject matter of this Agreement) (solely in connection with their service in such capacities); provided, however, that the foregoing shall not prevent (v) the inclusion of Pinetree as a class member in a class action proceeding commenced and maintained by persons other than Pinetree and its Affiliates (w) any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.

6. Standstill.

(a) During the Standstill Period, Pinetree agrees that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:

(i) acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, (x) any securities of the Company, any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, in each case, if such acquisition, offer or seeking to acquire, agreement or transaction would result in Pinetree, collectively with its Affiliates, having beneficial ownership of more than 20% of the Common Stock or Voting Securities outstanding at such time, including, without limitation, through the exercise of, or acquisition of, derivative securities, or (y) any assets or liabilities of the Company;

(ii) make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control; it being understood that the foregoing shall not prohibit Pinetree or its Affiliates or Associates from (x) acquiring Voting Securities, to the extent permitted by the proviso in Section 6(a)(i), (y) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 3 hereof;

(iii) engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), to vote any securities of the Company (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case, other than in a manner that is consistent with the Board’s recommendation on a matter;

(iv) advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner that is consistent with the Board’s recommendation on a matter (it being understood that the foregoing shall not prevent Pinetree from communicating with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) in connection with an Extraordinary Transaction);

(v) other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities held by Pinetree to any Third Party with a known history of activism or known plans to engage in activism;

(vi) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or member of management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 3 hereof);

(vii) communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(viii) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(ix) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among Pinetree and its Affiliates that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(x) seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors, except as set forth in Section 1;

(xi) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the members of Pinetree); provided, however, that nothing herein shall limit the ability of an Affiliate of Pinetree to join or in any way participate in a “group” in existence as of the Effective Date and comprising Pinetree following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days thereafter disclosing that Pinetree has formed a group with such Affiliate;

(xii) demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the State of Delaware providing for stockholder access to books and records (including, without limitation, lists of stockholders) of the Company;

(xiii) make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiv) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Pinetree is prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6(a) hereof or elsewhere in this Agreement, (i) Pinetree and its Affiliates shall not be prohibited or restricted from: (A) communicating privately with members of the Board or senior officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all stockholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Pinetree, provided, that a breach by Pinetree of this Agreement is not the cause of the applicable requirement; (C) privately communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement or applicable law; or (D) taking actions in furtherance of identifying director candidates in connection with the 2026 Annual Meeting, so long as such actions do not create a public disclosure obligation for Pinetree or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Pinetree’s normal practices in the circumstances, and (ii) no term of this Agreement shall limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that Pinetree shall not take any actions to indirectly violate any provision of Section 6(a) hereof). The provisions of Section 6(a) hereof shall also not prevent Pinetree from freely voting its shares of Common Stock (except as otherwise provided in Section 3 hereof).

(c) Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Directors) under applicable law in his or her capacity as such. Without limitation to the foregoing, each New Director shall have the same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

7. Representations and Warranties of the Company. The Company represents and warrants to Pinetree that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8. Representations and Warranties of Pinetree. Pinetree represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by Pinetree, and constitutes a valid and binding obligation and agreement of Pinetree, enforceable against Pinetree in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Pinetree beneficially owns an aggregate of 2,244,000 shares of Common Stock, (c) the signatory for Pinetree has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and Pinetree, and to bind Pinetree to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by Pinetree does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) Pinetree acknowledges that neither New Director is a designee or representative of Pinetree, and Pinetree shall not seek, and further acknowledges that it does not and will not have the right to receive, confidential information concerning the Company from either of the New Directors, and (f) Pinetree is not, nor will Pinetree become, party to any agreement, arrangement or understanding (whether written or oral) with either New Director with respect to his service as a director on the Board.

9. No Other Discussions or Arrangements. Pinetree represents and warrants that, as of the Effective Date, except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) Pinetree does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities, (b) Pinetree has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company, and (c) Pinetree is not a member of or a participant in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities as of the Effective Date except as has been disclosed in that certain Schedule 13D originally filed by Pinetree with the SEC on March 12, 2024 (the “Pinetree Schedule 13D”).

10. Press Release and SEC Filings.

(a) Promptly following the Effective Date, the Company shall issue a press release, substantially in the form attached hereto as Exhibit A (the “Press Release”), announcing, among other things, certain terms of this Agreement. Neither the Company nor Pinetree shall make or cause to be made, and the Company and Pinetree shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement without prior written consent of the other Party, except to the extent required by law or the rules of any national securities exchange.

(b) The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Pinetree with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any such comments of Pinetree.

(c) No later than two (2) business days following the Effective Date, Pinetree shall file with the SEC an amendment to the Pinetree Schedule 13D, in compliance with Section 13 of the Exchange Act, to report its entry into this Agreement (such amendment, the “Pinetree Schedule 13D Amendment”). The Pinetree Schedule 13D Amendment shall be consistent with the terms of this Agreement. Pinetree shall provide the Company with a reasonable opportunity to review and comment on the Pinetree Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any such comments of the Company.

11. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the earlier of (a) thirty (30) days prior to the deadline pursuant to the Bylaws for the submission of stockholder notice of director nominations for the 2026 Annual Meeting and (b) December 31, 2025 (the earlier of (a) and (b), the “Termination Date”); provided, however, that (x) Pinetree may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement (including any of its obligations under Section 1) that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice from Pinetree specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if Pinetree commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after Pinetree’s receipt of written notice from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that Pinetree has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding anything to the contrary contained herein, the provisions of Section 12 through Section 23 hereof shall survive the termination of this Agreement; provided that Section 2(a)(i)(B) shall survive until three (3) business days following the 2026 Annual Meeting unless this Agreement has been earlier terminated pursuant to proviso (y) of this Section 11. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

12. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse Pinetree for fifty percent (50%) of its reasonable and well documented out-of-pocket fees and expenses incurred by Pinetree in connection with its engagement with the Company, the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, further, that such reimbursement shall not exceed $50,000 in the aggregate.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, irrevocably (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 hereof of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.

14. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, Pinetree shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of Pinetree; provided, further, that this term shall refer only to Affiliates controlling or controlled by the Company or Pinetree, as applicable;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, without limitation, persons who become Associates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, the term “Associate” shall not include any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities; provided, further, that, for purposes of this Agreement, the Company shall not be deemed an Associate of Pinetree;

(c) “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) “Bylaws” shall mean the Second Amended and Restated Bylaws of the Company, dated October 25, 2024, as may be amended, corrected, or further amended and restated from time to time;

(f) “Certificate of Incorporation” shall mean the Certificate of Incorporation, dated March 23, 2002, as amended on February 29, 2024, and as may be further amended, corrected, or amended and restated from time to time;

(g) “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h) “control” shall have the same meaning as set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(i) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including, without limitation, any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(j) “person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(k) “Quarterly Discussions” shall mean any meeting between the Parties as contemplated by Section 2(c)(i) hereof at which the Parties discuss certain topics;

(l) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(m) “Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party; and

(n) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to the Company, to its address at:

TruBridge, Inc.

54 St. Emmanuel Street

Mobile, AL 36602

Attention:   Chris Fowler

Email:     chris.fowler@trubridge.com

with copies (which shall not constitute notice) to:

Maynard Nexsen PC

1901 Sixth Avenue North, Suite 1700

Birmingham, AL 35203

Attention:   Timothy Gregg

        Maggie Cornelius

Email:     tgregg@maynardnexsen.com

       mcornelius@maynardnexsen.com

and

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention:   Lawrence S. Elbaum

       Patrick Gadson

Email:     lelbaum@velaw.com

        pgadson@velaw.com

If to Pinetree, to the address at:

Pinetree Capital Ltd.

49 Leuty Avenue

Toronto, A6, M4E 2R2

Attention:   Damien Leonard

Email:     dleonard@pinetreecapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:   Andrew M. Freedman

       Ian Engoron

Email:      afreedman@olshanlaw.com

        iengoron@olshanlaw.com

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

TRUBRIDGE, INC.

By:	/s/ Christopher L. Fowler
Name:	Christopher L. Fowler
Title:	President and Chief Executive Officer

PINETREE:

PINETREE CAPITAL LTD.

By:	/s/ Damien Leonard
Name:	Damien Leonard
Title:	President

L6 HOLDINGS INC.

By:	/s/ Damien Leonard
Name: Damien Leonard
Title:	Managing Director

Signature Page to

Cooperation Agreement

Exhibit A

Press Release

Exhibit A

TRUBRIDGE ANNOUNCES TWO DIRECTORS TO JOIN ITS BOARD AS A PART OF COOPERATION AGREEMENTS WITH PINETREE CAPITAL AND OCHO INVESTMENTS

Jerry Canada, Former Group President of Harris Computer, a subsidiary of Constellation Software (TSX: CSU), and Andris (Dris) Upitis, Head of Ocho Investments LLC, join the TruBridge Board of Directors

MOBILE, Ala. (February 11, 2025 ) – TruBridge, Inc. (“TruBridge” or the “Company”) (NASDAQ: TBRG), a healthcare solutions company, today announced that it has entered into cooperation agreements with Pinetree Capital Ltd. and L6 Holdings Inc. (together, “Pinetree”) and with Ocho Investments LLC (“Ocho”). Pinetree and Ocho are the Company’s two largest investors. Pursuant to the agreements, TruBridge has appointed Jerry Canada and Dris Upitis to its Board of Directors (the “Board”), effective February 11, 2025.

Canada and Upitis join the Board as independent, Class II directors, with Canada being appointed to the Compensation Committee and Upitis being appointed to the Nominating and Corporate Governance Committee. In connection with these additions, the Board has increased in size from seven to nine directors, seven of whom are independent.

Canada is the former Group President of Harris Computer. He previously served in other senior management positions over a 22-year career with the company. Prior to joining Harris Computer, he worked for software companies, MCS Spectrum, Comptek Research and Barrister Information Systems. Canada is a founding member of the InfoTech Niagara regional technology industry group. He is a graduate of Canisius University where he also serves on the Board of Trustees.

Upitis is the Head of Ocho, which is his family office. Upitis currently sits on the boards of directors of several private companies. Prior to Ocho, he was a Portfolio Manager and Management Committee Member at Viking Global Investors and held various roles at Credit Suisse. He received his MBA from The University of Chicago Booth School of Business and his BA from Grinnell College.

“We are thrilled to welcome Jerry and Dris to our Board,” said Glenn Tobin, chairman of the Board. “We believe Jerry’s healthcare software and revenue cycle experience and Dris’ financial markets and capital allocation experience will be of great value to our Board. Both also have deep leadership experience and diverse skills, which will further strengthen our capabilities as a group. Adding Jerry and Dris continues a long process of Board refreshment to support our operational effectiveness and long-term strategy.”

Pursuant to the cooperation agreements, the Company has also announced several initiatives reflecting its ongoing commitment to strong corporate governance and stockholder value creation. At the 2025 Annual Meeting of Stockholders, the Company’s stockholders will be asked to approve a proposal to amend the Company’s organizational documents to declassify the Board. If this proposal is approved at the 2025 Annual Meeting, all the Company’s then-current directors will stand for election to one-year terms at the 2026 Annual Meeting of Stockholders. David Dye, who previously announced he would serve on the Board until the expiration of his term at the 2026 Annual Meeting, will not be standing for reelection. Additionally, the Company has amended its limited duration stockholder rights plan to terminate such plan effective as of the close of business on February 12, 2025.

“We are pleased to reach constructive agreements with Pinetree and Ocho,” said Chris Fowler, chief executive officer of TruBridge. “TruBridge is building momentum, and these initiatives will further enhance our ability to execute our growth strategy with favorable results. We are confident Jerry and Dris will be valued colleagues and members of our Board as we continue to capitalize on the significant opportunities ahead to create sustainable value for our stockholders.”

In connection with the cooperation agreements, Pinetree and Ocho have agreed to customary standstill, voting, and other provisions. Additionally, Pinetree and Ocho have each agreed to enter into an information-sharing agreement with the Company to allow for a dialogue between Pinetree and the Company, and between Ocho and the Company, respectively.

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TruBridge Announces Cooperation Agreements with Pinetree and Ocho Investments

February 11, 2025

The full text of the cooperation agreements with Pinetree and Ocho will be included as exhibits to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission.

BofA Securities, Inc. is serving as financial advisor to the Company, and Maynard Nexsen PC and Vinson & Elkins L.L.P. are serving as legal counsel.

About TruBridge

We are a trusted partner to more than 1,500 healthcare organizations with a broad range of technology-first solutions that address the unique needs and challenges of diverse communities, promoting equitable access to quality care and fostering positive outcomes. TruBridge has over four decades of experience in connecting providers, patients and communities with innovative data-driven solutions that create real value by supporting both the financial and clinical side of healthcare delivery. Our industry leading HFMA Peer Reviewed® suite of revenue cycle management (RCM) offerings combine unparalleled visibility and transparency to enhance productivity and support the financial health of healthcare organizations across all care settings. We support efficient patient care with electronic health record (EHR) product offerings that successfully integrate data between care settings. Above all, we believe in the power of community and encourage collaboration, connection, and empowerment with our customers. We clear the way for care. For more information, please visit www.trubridge.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to the Company’s ability to execute on its strategy and to enhance value for the Company’s stockholders are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: saturation of our target market and hospital consolidations; unfavorable economic or market conditions that may cause a decline in spending for information technology and services; significant legislative and regulatory uncertainty in the healthcare industry; exposure to liability for failure to comply with regulatory requirements; pandemics and other public health crises and related economic disruptions; transition to a subscription-based recurring revenue model and modernization of our technology; competition with companies that have greater financial, technical and marketing resources than we have; potential future acquisitions that may be expensive, time consuming, and subject to other inherent risks; our ability to attract and retain qualified client service and support personnel; disruption from periodic restructuring of our sales force; potential delay in the development of markets for our RCM service offering; potential inability to properly manage growth in new markets we may enter; potential disruption of our business due to our ongoing implementation of a new enterprise resource planning software solution; exposure to numerous and often conflicting laws, regulations, policies, standards or other requirements through our international business activities; potential litigation against us; our reliance on an international workforce which exposes us to various business disruptions; our utilization of artificial intelligence, which could expose us to liability or adversely affect our business if we cannot compete effectively with others using artificial intelligence; potential failure to develop new products or enhance current products that keep pace with market demands; failure of our products to function properly resulting in claims for medical and other losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; failure to maintain our margins and service rates; increase in the percentage of total revenues represented by service revenues, which have lower gross margins; exposure to liability in the event we provide inaccurate claims data to payors; exposure to liability claims arising out of the licensing of our

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TruBridge Announces Cooperation Agreements with Pinetree and Ocho Investments

February 11, 2025

software and provision of services; dependence on licenses of rights, products and services from third parties; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; potential inability to secure additional financing on favorable terms to meet our future capital needs; our substantial indebtedness, and our ability to incur additional indebtedness in the future; pressures on cash flow to service our outstanding debt; restrictive terms of our credit agreement on our current and future operations; changes in and interpretations of financial accounting matters that govern the measurement of our performance; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; volatility in our stock price; failure to maintain effective internal control over financial reporting; inherent limitations in our internal control over financial reporting; vulnerability to significant damage from natural disasters; market risks related to interest rate changes; potential material adverse effects due to macroeconomic conditions, including bank failures or changes in related regulation; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release, except as otherwise required by law.

Contacts

Investor Relations Contact

Asher Dewhurst, ICR Westwicke

TBRGIR@westwicke.com

Media Contact

Tracey Schroeder

Chief Marketing Officer

Tracey.schroeder@trubridge.com

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